UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                  Neuberger Berman Real Estate Income Fund Inc.
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             (Exact Name of Registrant as Specified in its Charter)


                  Maryland                                       55-0799916
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 (State of Incorporation or Organization)                     (I.R.S. Employer
                                                             Identification No.)

    605 Third Avenue, Second Floor, New York, NY                 10158
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    (Address of Principal Executive Offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                    Name of Each Exchange on Which
          to be so Registered                    Each Class is to be Registered
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      Common Stock Purchase Rights                   New York Stock Exchange

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
      N/A
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(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

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                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        On September 23, 2004, the Board of Directors of Neuberger Berman Real Estate Income Fund Inc. (the "COMPANY") adopted a resolution declaring a dividend of one right (a "RIGHT") for each outstanding share of common stock, par value $.0001 per share (the "COMMON SHARES"), of the Company. The dividend is payable on October 7, 2004 (the "RECORD DATE") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company three Common Shares at a price equal to the aggregate par value of such Common Shares (the "PURCHASE PRICE"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of September 23, 2004 (the "RIGHTS AGREEMENT") between the Company and Bank of New York, as Rights Agent (the "RIGHTS AGENT").

        Until 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 11% or more of the outstanding Common Shares of the Company (an "ACQUIRING PERSON") (such date being called the "DISTRIBUTION DATE"), the Rights will be evidenced, with respect to any of the Common Shares outstanding as of the Record Date, by such Common Share with a copy of a Summary of Rights deemed attached thereto.

        The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the transfer of any Common Shares outstanding as of the Record Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with such Common Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("RIGHT CERTIFICATES") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on January 21, 2005 (the "FINAL EXPIRATION DATE"), unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

        The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

        Common Shares purchasable upon exercise of the Rights will not be redeemable.

        In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person in excess of the Rights associated with 11% of the Common Shares outstanding on or prior to the Distribution Date or in excess of 11% of the Rights outstanding after the Distribution Date (which will thereafter be void), will thereafter have the right to receive (subject to adjustment) upon exercise three Common Shares. At any time after any person or group becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of three Common Share per Right (subject to adjustment).

        The Rights Agreement provides that none of the Company's directors or officers shall be deemed to beneficially own any Common Shares owned by any other director or officer by virtue of such persons acting in their capacities as such, including in connection with the formulation and publication of the Board of Directors' recommendation of its position, and actions taken in furtherance thereof, with respect to an acquisition proposal relating to the Company or a tender or exchange offer for the Common Shares.

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, three shares of common stock of the acquiring company.

        No fractional Common Shares will be issued.

        At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 11% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "REDEMPTION PRICE"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish.

        The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to (a) reduce the Redemption Price or (b) increase the Purchase Price, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        A copy of the Rights Agreement has been filed with the Securities and Exchange Commission by the Company as an Exhibit to Schedule 14D-9 dated September 23, 2004. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

        As of September 23, 2004, there were 4,718,518 Common Shares issued and outstanding. As long as the Rights are attached to the Common Shares, the Company will issue one Right with each new Common Share so that all such shares will have Rights attached.


ITEM 2. EXHIBITS.

     EXHIBIT NO.                               DESCRIPTION
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         4.1 Form of Rights Agreement (including the Form of Right Certificate and the Summary of Rights, respectively attached thereto as Exhibits A and B), dated as of September 23, 2004, between the Company and the Rights Agent (incorporated by reference to the Schedule 14D-9, File No. 005-80024, filed by the Company on September 23, 2004)

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:   September 27, 2004

                                   NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.


                                   By: /s/ Robert Conti
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                                   Name:   Robert Conti
                                   Title:  Vice President